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                                                                     Exhibit 5.4



November 17, 2004


Board of Directors
Placer Dome Inc.
1600-1055
Vancouver, British Columbia
V7X 1P1

RE: COMMON SHARE OFFERING

Ladies & Gentlemen:

         We hereby consent to the use of our name under the headings "Eligibility for Investment", "Legal Matters" and "Documents Filed as Part of the Registration Statement" in the Prospectus dated November 16, 2004 forming a part of the Registration Statement on Form F-10 (File no. 333-120288) relating to the proposed issuance of Placer Dome Inc.'s common shares. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP


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